Exhibit 5
ALSTON&BIRD LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424

404-881-7000
Fax: 404-881-7777
www.alston.com

June 21, 2002

CytRx Corporation
154 Technology Parkway, Suite 200
Norcross, Georgia 30092

Re:    Registration Statement on Form S-8 filed June 24, 2002
  CytRx Corporation Stock Purchase Warrants

Ladies and Gentlemen:

We have acted as counsel for CytRx Corporation, a Delaware corporation (the “Corporation”), in connection with the referenced Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 1,707,427 shares of the Corporation’s common stock, $0.01 par value (the “Common Stock”), that may be issued pursuant to the exercise of the warrants granted pursuant to several Stock Purchase Warrants (the “Warrants”). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

We have examined the Corrected Restated Certificate of Incorporation of the Corporation, any amendments thereto, the Restated By-laws of the Corporation, records of proceedings of the Corporation’s Board of Directors and confirmatory resolutions deemed by us to be relevant to this opinion letter, each of the Stock Purchase Warrants and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Corporation and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

This opinion letter is provided to the Corporation and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

Our opinion set forth below is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other laws.

Based upon the foregoing, it is our opinion that the 1,707,427 shares of Common Stock covered by the Registration Statement and to be issued pursuant to the Stock Purchase Warrants, when issued by the Corporation in accordance with the terms and conditions of the Stock Purchase Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ STEVEN L. POTTLE
Steven L. Pottle, a partner

2